UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 15, 2007
Date of Report (Date of earliest event reported)
COMPLETE PRODUCTION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32058	72-1503959
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

11700 Old Katy Road, Suite 300	77079
Houston, Texas	(Zip Code)
(Address of principal executive
offices)
Registrant’s telephone number, including area code: (281) 372-2300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Incentive Plan Guidelines for Senior Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
Cash Bonuses Awarded under the Management Incentive Plan for the 2006 Fiscal Year.
     The Compensation Committee (the “Compensation Committee”) of the Board of Directors of Complete Production Services, Inc. (the “Company”) approved annual cash bonus awards to its executive officers and members of senior management for the fiscal year ended December 31, 2006. The awards were initially approved by the Compensation Committee on January 26, 2007 but were subject to confirmation and public release of the Company’s financial results for the fiscal year ended December 31, 2006. The cash bonus awards became effective on February 15, 2007 upon such confirmation and public release of the Company’s financial results for the fiscal year ended December 31, 2006. The cash bonus awards were made under the Company’s Management Incentive Plan (the “Bonus Plan”), as more fully described below. The Bonus Plan provided for the payment of the following cash bonuses based upon the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) performing between the “Over Achievement” and “Stretch” levels:

Executive Officer[s]	Title	2006 Cash Bonus Awards
Joseph C. Winkler	President and Chief Executive Officer	$935,220
J. Michael Mayer	Senior Vice President and Chief Financial Officer	$312,939
James F. Maroney III	Vice President, Secretary and General Counsel	$215,820
Kenneth L. Nibling	Vice President – Human Resources and Administration	$202,331
Robert L. Weisgarber	Vice President – Accounting and Controller	$166,361
The Management Incentive Plan.
     The Bonus Plan permits the payment of yearly bonuses based upon pre-established performance criteria for each plan year. The Bonus Plan provides for four levels of performance: “Entry,” “Expected Value,” “Over Achievement” and “Stretch,” with the “Entry” level being the minimum level of performance that will be rewarded by the Bonus Plan and the “Stretch” level being the highest level of performance that will be rewarded by the Bonus Plan. For each calendar year, the Compensation Committee establishes in writing the “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance levels and potential bonus payouts for each Bonus Plan participant based upon the Company’s EBITDA. Potential bonus payouts are represented as a percentage of each participant’s base salary. The target incentive amount is earned when the “Expected Value” level of performance is reached. Achievement of the “Entry Level” performance level allows a payout of 10% of the target incentive amount, while achievement of the “Over Achievement” performance level allows a payout of 150% of the target incentive amount and achievement of the “Stretch” performance level allows a payout of two times the target incentive amount.

2

     The following table provides the potential bonus payouts to each of the Company’s executive officers in the case of “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance.

Executive Officer[s]	Title	Potential Cash Bonus Awards
Joseph C. Winkler	President and Chief Executive Officer	An “Entry” payout of 10% of base salary, an “Expected Value” payout of 100% of base salary, an “Over Achievement” payout of 150% of base salary and a “Stretch” payout of 200% of base salary.
J. Michael Mayer	Senior Vice President and Chief Financial Officer	An “Entry” payout of 6% of base salary, an “Expected Value” payout of 60% of base salary, an “Over Achievement” payout of 90% of base salary and a “Stretch” payout of 120% of base salary.
James F. Maroney III	Vice President, Secretary and General Counsel	An “Entry” payout of 5% of base salary, an “Expected Value” payout of 50% of base salary, an “Over Achievement” payout of 75% of base salary and a “Stretch” payout of 100% of base salary.
Kenneth L. Nibling	Vice President – Human Resources and Administration	An “Entry” payout of 5% of base salary, an “Expected Value” payout of 50% of base salary, an “Over Achievement” payout of 75% of base salary and a “Stretch” payout of 100% of base salary.
Robert L. Weisgarber	Vice President – Accounting and Controller	An “Entry” payout of 5% of base salary, an “Expected Value” payout of 50% of base salary, an “Over Achievement” payout of 75% of base salary and a “Stretch” payout of 100% of base salary.
     The performance objectives are expressed in terms of the Company’s financial performance for the Company’s Chief Executive Officer and other executive officers, and are based 25% on the Company’s financial performance and 75% on the performance of individual divisions for division presidents. Following the end of the year in which the performance objectives are to be achieved, the Compensation Committee will, within the time prescribed by Section 162(m) of the Internal Revenue Code, determine whether and to what extent the specified performance objectives have been achieved for the applicable year. The Compensation Committee, in its discretion, may reduce the bonus amount otherwise payable for failure to meet certain non-quantitative performance measures.
     Under the Bonus Plan, if the employment of a participant is terminated prior to the completion of the performance period for any reason except disability, death, retirement, reduction-in-force or a change of control, any rights to any bonus payouts under the Bonus Plan will be forfeited. In the event of termination due to disability, death, retirement or reduction-in-force (which occurs during the fourth quarter of the plan year), a participant may receive a pro-rated award.
     A copy of the Bonus Plan is attached hereto as exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being filed herewith:

10.1	Complete Production Services, Inc. Management Incentive Plan Guidelines for Senior Management

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Complete Production Services, Inc.
Date: February 21, 2007	By:	/s/ J. Michael Mayer
J. Michael Mayer
Senior Vice President and Chief Financial Officer